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                                                                    EXHIBIT 2.9

                                          Bingham Financial Services Corporation
                                                                31700 Middlebelt
                                                                       Suite 125
                                                      Farmington Hills, MI 48334




AT THE COMPANY:                 AT THE FINANCIAL RELATIONS BOARD:
Jeffrey P. Jorissen             Mike Arneth          Stephanie Miahra
Chief Executive Officer         General Information  Analyst Inquiries
(248) 932-3100                  (312) 266-7800       (415) 986-1591


FOR IMMEDIATE RELEASE
THURSDAY, MARCH 9, 1998

                BINGHAM FINANCIAL SERVICES CORPORATION ANNOUNCES
            COMPLETION OF MERGER WITH BLOOMFIELD ACCEPTANCE COMPANY

FARMINGTON HILLS, MI, MARCH 9, 1998 - BINGHAM FINANCIAL SERVICES CORPORATION (NASD OTC BULLETIN BOARD: BFSC), a specialty finance company, announced today that it completed its previously announced transaction with Bloomfield Acceptance Company, a Birmingham, Michigan based originator and servicer of commercial mortgage loans, whereby the businesses of Bingham Financial and Bloomfield Acceptance have been merged. The business combination was effected through all stock mergers of Bloomfield Acceptance and its mortgage servicing affiliate, Bloomfield Servicing Company, with two newly-formed subsidiaries of Bingham.

Formed in 1994, Bloomfield Acceptance is a nationwide lender on a direct basis for all classes of income-producing properties with a specialty in manufactured housing communities but including multifamily, office, retail, light industrial, hotel, nursing home, congregate care, self storage and parking properties. In 1997, Bloomfield Acceptance had originations of approximately $267 million and has originated nearly $1 billion in loans in the last four years.

Bingham Financial Services Corporation is a specialty finance company whose primary business activity has been the origination of installment contracts to purchasers of manufactured homes. The Company's shares are traded on the NASD OTC Bulletin Board under the symbol BFSC.